Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2016 in the Registration Statement (S-3) and related prospectus of Akers Biosciences, Inc. dated October 24, 2016.

/s/ Morison Cogen LLP
Blue Bell, Pennsylvania
October 24, 2016